Exhibit 99.1

1561 Buckeye Drive, Milpitas, CA  95035 USA
Phone (408) 383-7600 ● Fax (408) 383-7680 ●  www.proxim.com

April 9, 2009
Tom Twerdahl
California, USA

Re:           Change of Control Severance Agreement

Dear Tom,

Your employment with Proxim Wireless Corporation (“Proxim”) is “at will.”  It is for no specified period and may be terminated by you or Proxim at any time, with or without cause or advance notice.

However, if, within three (3) months after a Change of Control (as defined below), either (a) Proxim terminates your employment without Cause (as defined below) or (b) you terminate your employment after Proxim significantly reduces your compensation (other than as part of a general salary reduction applicable to all employees of Proxim) or roles and responsibilities without Cause and does not cure such reduction within fifteen (15) days of written notice from you, Proxim will pay you an amount equal to three (3) months of your base salary upon your providing a release of claims to Proxim (in form and substance acceptable to Proxim).

As used in this letter:

“Cause” shall mean (a) your unauthorized use or disclosure of any confidential information or trade secrets of Proxim or any of its affiliates, (b) your material breach of any agreement between you and Proxim, (c) your material failure to comply with Proxim’s written policies or rules, (d) your conviction of, or your plea of “guilty” or “no contest” to, a felony or any misdemeanor involving moral turpitude, deceit, dishonesty, or fraud under the laws of the United States or any state, (e) your gross negligence or willful misconduct, (f) your continuing failure to perform assigned duties after receiving written notification of the failure from your immediate supervisor or Proxim’s CEO, or (g) your failure to cooperate in good faith with a governmental or internal investigation of Proxim or its affiliates, directors, officers or employees, if Proxim has requested your cooperation.

“Change of Control” shall mean (a) the completion of a merger or consolidation of Proxim with any other entity (other than a merger or consolidation which would result in the shareholders of Proxim immediately prior thereto continuing to own (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than 50% of the combined voting power of the voting securities of Proxim or such surviving entity (or its parent) outstanding immediately after such merger or consolidation), (b) the sale of substantially all of Proxim’s assets to another entity, or (c) the sale of more than 50% of the outstanding capital stock of Proxim to an unrelated person or group of persons acting collectively in one or a series of transactions.

Very truly yours,

/s/ Pankaj S. Manglik

Pankaj S. Manglik
President & CEO

Agreed:

/s/ Thomas S. Twerdahl
Tom Twerdahl